Exhibit 10.2
STATEMENT OF UNDERSTANDING
(ROTORJET & TURBOJET)

Coil Tubing Technology, Inc. (CTT) is a manufacturer and provider of coiled tubing tools and equipment to the oilfield well service industry and oil companies.

Hammelmann Corporation (Hammelmann) is a leader in the industry of industrial nozzles and high-pressure pump systems.

Hammelmann with the assistance of CTT has developed downhole nozzles known as the “Rotorjet” and “Turbojet” for the cleaning of downhole tubulars.

CTT also is owner of proprietary tools that are provided in conjunction with the Hammelmann nozzle that attaches to the coil tubing.

Hammelmann Corporation agrees to provide CTT with downhole nozzles and CTT agrees to market, field test and report performance to Hammelmann for further development of the product lines within the oilfield. The financial agreement for revenues is that, of 50/50 split between CTT and Hammelmann.

CTT will pay Hammelmann all customary repair charges of the nozzles provided to CTT within five (5) days of return of the cleaner to Hammelmann. (This allows CTT to invoice the customary charges to the customers).

This agreement will remain in effect until agreement is terminated with sixty (60) day written notice from either party.

CTT will provide a monthly royalty report (Exhibit “A” attached) by the 15th of every month following closing of billing of prior month to Hammelmann Corporation, Dayton, Ohio.

This agreement is in effect 01/01/07 and will continue until termination is notified in written communication:

IF TO:
Hammelman Corporation
600 Progress Road
Dayton, Ohio 45449

IF TO:
Coil Tubing Technology, Inc.
19511 Wied Rd., Ste. E
Spring, Texas 77388

Hammelmann Corporation	Coil Tubing Technology, Inc.
Mike Goecke	Jerry Swinford
/s/ Mike Goecke